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                                                                   EXHIBIT 10.14


                    AMENDED AND RESTATED CONSULTING AGREEMENT


This Amended and Restated Consulting Agreement ("Agreement") is made and entered into as of the 2nd day of June, 1999, between NeoTherapeutics, Inc. ("NeoTherapeutics"), at 157 Technology Drive, Irvine, California 92618, U.S.A., and Roccus Capital Partners, LLC ("Roccus"), 300 Park Avenue, New York, NY 10022, and amends and restates in its entirety that certain Consulting Agreement between the parties dated October 19, 1998.

1. We would like Roccus to serve as an independent consultant to NeoTherapeutics. The nature, times and places of your consulting services will be determined by mutual agreement between NeoTherapeutics and Roccus. Your services may include, but are not limited to: assisting in the development of business relationships, investor relations and matters of finance. Roccus shall not contact any prospective investor or underwriter on NeoTherapeutics' behalf without first disclosing in writing the name(s) of such prospect(s) and receiving NeoTherapeutics' prior approval. Roccus shall periodically (but not less than monthly) provide written reports to NeoTherapeutics that include a summary of all contacts made by Roccus. Such reports shall include the name, address, and telephone number of each prospective investor or investment banker contacted by Roccus on behalf of NeoTherapeutics, and the date or dates of contact.

        Roccus may also have the occasion to meet with NeoTherapeutics' business associates or customers, in our facilities or at a business associates' or customer's place of business. From time to time, NeoTherapeutics may seek your assistance, as a consultant, for other projects.

2.      NeoTherapeutics will compensate Roccus as follows:

        - Subject to the limitations set forth below, as compensation for its services, NeoTherapeutics will pay Roccus a fee based on the gross non-refundable funds received by NeoTherapeutics from financings pursuant to this agreement of one (1%) percent. Such fee to Roccus is based on the total amount of gross financing (including segmented investments, but only after funds have been received) made by a private or Institutional investor or investors, when and if arranged directly by your efforts or through a prospective investor or underwriter introduced by you. Roccus' fee shall be paid at closing. Each such investor shall be identified in writing to NeoTherapeutics by Roccus.

        - If the financing facilitated by Roccus is in the form of a public offering of NeoTherapeutics' securities, Roccus' fee shall not exceed $150,000.

        - NeoTherapeutics will also reimburse you for all reasonable travel and other direct out of pocket expenses related to your consultation services, provided on our behalf and approved in advance by NeoTherapeutics. A billing (including copies of receipts) should be forwarded to our attention showing expenses, with a brief description of your activities.



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3.      NeoTherapeutics agrees that it will not enter into any future financial agreements with a private or Institutional investor or underwriter that had been arranged by your efforts, specifically the persons identified in Exhibit A, attached hereto, for a period of 12 months following the expiration of this Agreement. However, NeoTherapeutics will have the right to enter into such an agreement, following the expiration of this Agreement and for a period of 12 months thereafter, if NeoTherapeutics pays a fee to Roccus based on the gross non-refundable funds received by NeoTherapeutics from an investment made by a person or persons listed on Exhibit A hereto as follows: the fee shall be an amount equal to three (3%) percent of the gross non-refundable fees received up to the first $10 million; two and one-half (2 1/2%) percent of the next $5 million, and 2% of any amount over $15 million; provided, however, that if such financing is in the form of a public offering of NeoTherapeutic's securities, the fee paid to Roccus shall not exceed $500,000. Cash payment shall be made immediately upon the closing of the investment of funds in NeoTherapeutics. NeoTherapeutics agrees to consider a request from Roccus for payment of the above amounts to be in stock or warrants, by mutual agreement. In no event shall NeoTherapeutics be obligated to pay Roccus a fee for a transaction pursuant to the foregoing after the lapse of a total period of 36 months from October 19, 1998.

4. All information and materials provided by NeoTherapeutics to Roccus during the term of this Agreement will be considered confidential property of NeoTherapeutics. You agree not to disclose this confidential information to any third party, or to use this information for any purpose other than the performance of responsibilities under this Agreement. The provisions of this paragraph 4 will not apply to information which: (a) was in the public domain at the time of the disclosure; or (b) has been furnished to Roccus by a third party who has not obtained the information from NeoTherapeutics and has a lawful right to disclose the information on a non-confidential basis without violation of any obligation to NeoTherapeutics. Information developed by NeoTherapeutics and/or Roccus at NeoTherapeutics' request for use in connection with the solicitation of investors may be disclosed to prospective investors subject to such restrictions as NeoTherapeutics may impose.

5. The term of this Agreement is for five (5) months, but may be canceled by either party upon providing thirty (30) days written notice to the other party. Thereafter, the Agreement may be renewed for an additional period by mutual written agreement of the parties. Paragraph 3, above shall survive the termination of this Agreement.

6.      This Agreement is not assignable.

7. Roccus will be an independent contractor and will not be considered an agent or legal representative of NeoTherapeutics.

8. Roccus warrants that it and its principals are free to provide consulting services in accordance with the terms of this Agreement without violation of obligation to any third party, and by providing consultation services to NeoTherapeutics will have no conflict of interest with any third party.



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9.      Should any part of this Agreement be unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision will be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement will remain binding upon the parties.

10. Any controversy or claim arising from or related to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction. For that purpose, the parties agree to the jurisdiction and venue of an appropriate court located in Orange County, State of California.

11. With regard to the services to be performed by Roccus, pursuant to the terms of this Agreement, Roccus shall not be liable to NeoTherapeutics, or to anyone who may claim any right due to any relationship with NeoTherapeutics, for any acts or omissions in the performance of services by Roccus, except when such acts or omissions are due to willful misconduct or negligence. NeoTherapeutics shall hold Roccus and its principals free and harmless from any obligations, costs, claims, judgments, or attorney's fees arising from the services rendered to NeoTherapeutics, except when due to willful misconduct or negligence and Roccus is adjudged to be guilty of willful misconduct or negligence by a court of law or by an arbitrator.

12. This Agreement shall be construed in accordance with the laws and judicial decisions of the State of California in effect as of the date of this Agreement.

13. This Agreement represents the entire understanding between the parties as of the date of this Agreement with respect to the subject matter described, and supersedes all prior agreements, negotiations, understandings, representations, statements, and writings between the parties listed. No modification, alteration, waiver or change in any of the terms of this Agreement will be valid or binding upon the parties unless made in writing and specifically referring to this Agreement and signed by each of the parties listed.

AGREED AND ACCEPTED:

NEOTHERAPEUTICS, INC.                        ROCCUS CAPITAL PARTNERS, LLC



By: /s/ SAMUEL GULKO                         By: /s/ RICHARD BERKLEY
    -------------------------------              -------------------------------
    Samuel Gulko                                   Richard Berkley, Principal
    Chief Financial Officer,
    Secretary and Treasurer

Date:      June 2, 1999                      Date:     June 2, 1999
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                                                                       EXHIBIT A



Alta Partners
EBI Securities Corporation
George Carhart
Charles Gerber - Triumph Worldwide & Affiliates
Dr. Bill Greenberg - Quantum Investment Group
J. H. Whitney

Joseph Charles & Assoc., Inc. (except during the term of this Agreement as set forth in paragraph 5 herein, when the provisions of paragraph 2 of the Agreement shall apply)

Robert Kramer - Trautman Kramer & Company Inc.
Larry Remmel, Esq.
Marvin Sirota
Zanette Securities
Morgan Stanley & Co.